                                                                      EXHIBIT 11


                   PLAYBOY ENTERPRISES, INC. AND SUBSIDIARIES
                                   EXHIBIT 11
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                    (In thousands, except per share amounts)

                                                            Quarters Ended               Nine Months Ended
                                                              March  31,                     March 31,
                                                      -------------------------      ------------------------
                                                         1997          1996             1997          1996
                                                      -----------   -----------      -----------   ----------
Primary:
-------
 Earnings:
  Net income                                            $ 2,510       $   676          $ 6,372       $ 2,826
                                                        =======       =======          =======       =======

 Shares:
  Weighted average number of common
   shares outstanding                                    20,330        20,007           20,304        19,996
  Assuming exercise of options reduced
   by the number of shares which could have
    been purchased with the proceeds from
     exercise of such options                               520           284              482           250
                                                        -------       -------          -------       -------
  Weighted average number of common shares
   outstanding as adjusted                               20,850        20,291           20,786        20,246
                                                        =======       =======          =======       =======

 Primary earnings per common share:
  Net income
                                                        $  0.12  /1/  $  0.03  /1/     $  0.31  /1/  $  0.14  /1/
                                                        =======       =======          =======       =======

Fully Diluted:
-------------
 Earnings:
  Net income                                            $ 2,510       $   676          $ 6,372       $ 2,826
                                                        =======       =======          =======       =======

 Shares:
  Weighted average number of common
   shares outstanding                                    20,330        20,007           20,304        19,996
  Assuming exercise of options reduced
   by the number of shares which could have
    been purchased with the proceeds from
     exercise of such options                               640           346              522           273
                                                        -------       -------          -------       -------
  Weighted average number of common shares
   outstanding as adjusted                               20,970        20,353           20,826        20,269
                                                        =======       =======          =======       =======

 Earnings per common share assuming full dilution:
  Net income                                            $  0.12  /1/  $  0.03  /1/     $  0.31  /1/  $  0.14  /1/
                                                        =======       =======          =======       =======



/1/ This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.